Exhibit 99.1

Covidien Reports Third-Quarter Results

•	Net sales up 14%; Medical Devices sales up 22%

•	Third-quarter diluted GAAP earnings per share from continuing operations were $1.06; excluding specified items, adjusted diluted earnings per share from continuing operations were $1.01, up 19%

•	New restructuring program announced

DUBLIN, Ireland – July 26, 2011 – Covidien plc (NYSE: COV) today reported results for the third quarter of fiscal 2011 (April – June 2011). Net sales of $2.93 billion increased 14% from the $2.56 billion reported in the third quarter a year ago. Foreign exchange rate movement added approximately five percentage points to the quarterly sales growth rate.

Third-quarter 2011 gross margin of 57.1% was up 1.5 percentage points from the 55.6% reported in the prior-year period. This improvement was due to positive business mix, ongoing benefits from the Company’s restructuring programs and favorable foreign exchange.

Selling, general and administrative expenses for the third quarter of 2011 were well above those of the comparable quarter of the year before, primarily reflecting expenses related to recent acquisitions and new product launches. Research and Development (R&D) expense in the third quarter climbed 27% and represented 4.7% of net sales, versus 4.3% of sales in the year-ago period.

In the third quarter of 2011, the Company reported operating income of $615 million, versus $539 million in the same quarter the year before. Third-quarter 2011 adjusted operating income, excluding the specified items shown on the attached quarterly Non-GAAP reconciliations table, was $647 million, compared with $569 million in the previous year. Third-quarter 2011 adjusted operating income, excluding the specified items, represented 22.1% of sales, versus 22.2% in the year-ago period.

The third-quarter 2011 effective tax rate was 4.7%, versus an effective tax rate of 31.3% in the third quarter of 2010. The decrease in the effective tax rate for the third quarter of 2011, compared to the prior year period, resulted primarily from a favorable settlement reached with certain non-U.S. taxing authorities. The third-quarter 2011 adjusted tax rate, excluding specified items, was 16.8%, versus 20.5% in the third quarter a year ago.

Diluted GAAP earnings per share from continuing operations were $1.06 in the third quarter of 2011, versus $0.70 per share in the comparable quarter last year. Third-quarter 2011 adjusted diluted earnings per share, excluding specified items, were $1.01, versus $0.85 a year ago, a 19% increase.

For the first nine months of fiscal 2011, net sales of $8.50 billion were 9% above the $7.76 billion in the previous year, with foreign exchange rate movement adding approximately two percentage points to the nine-month sales growth rate.

The Company reported operating income of $1.78 billion in the first nine months of 2011, versus $1.62 billion in the comparable period a year earlier. Nine-month 2011 adjusted operating income, excluding the specified items, was $1.88 billion, versus $1.71 billion in the previous year’s first nine months. Nine-month 2011 adjusted operating income, excluding specified items, represented 22.2% of sales, versus 22.1% a year ago.

The effective tax rate was 13.4% for the first nine months of 2011, versus an effective tax rate of 24.0% in the same period of 2010. Excluding the specified items, the adjusted tax rate for the first nine months of 2011 was 18.3%, versus 20.8% in the first nine months of 2010.

For the first nine months of 2011, diluted GAAP earnings per share from continuing operations were $2.85, versus $2.33 for the first nine months of 2010. Excluding the specified items, adjusted diluted earnings per share from continuing operations were $2.89, versus $2.54 a year ago, a 14% gain.

“We delivered another strong quarter, and, for the fourth quarter in a row, results significantly exceeded our own expectations,” said José E. Almeida, President and CEO. “These results were spurred by the performance of our largest business segment, Medical Devices, which again reported substantial growth that was led by excellent increases for Vascular and Energy products. We continued to benefit from several successful new product launches and from market share gains in an increasingly competitive global healthcare marketplace.

“Once again, we significantly improved our quarterly gross margin, increased our investments in R&D and generated double-digit earnings growth,” Mr. Almeida said. “We also funded incremental investments in our business that were fueled by our strong cash flow and that should drive future growth. In the last 12 months, we have returned over $1 billion in cash to shareholders through dividends and share buybacks, representing more than 50% of our free cash flow. Our overall Company performance remains on plan, and we are confident we will have a strong finish to the fiscal year.”

BUSINESS SEGMENT RESULTS

Medical Devices sales of $1.99 billion in the third quarter climbed 22% from the $1.63 billion in the comparable quarter of last year. Operational growth was 15%, driven by acquisitions, new products and greater volume. Operationally, third-quarter sales in Endomechanical were above those of the prior year, paced by a good increase for stapling products, but slower growth for instruments. In Soft Tissue Repair, sales advanced from those of a year ago, as higher sales for sutures were partially offset by a decline for mesh and biosurgery products. The Energy double-digit quarterly sales gain was again due to a sharp rise in sales of vessel sealing products. In Oximetry & Monitoring, monitors registered a strong double-digit increase, coupled with good growth for sensors. In Airway & Ventilation, operational sales were below those of the year before, chiefly due to lower ventilator sales, coupled with the divestiture of the sleep therapy product line. Vascular sales more than doubled, reflecting the addition of ev3 products and, to a lesser extent, double-digit growth for venous insufficiency products.

For the first nine months of 2011, Medical Devices sales rose 16% to $5.74 billion from $4.94 billion in the comparable period of the prior year. Favorable foreign exchange contributed approximately three percentage points to the increase.

Pharmaceuticals sales of $500 million in the third quarter were down 1% from last year’s third-quarter sales of $507 million. Foreign exchange rate movement added approximately three percentage points to the third-quarter sales change. The decline stemmed from the sale of the U.S. nuclear pharmacies business in the third quarter of 2010, coupled with lower sales of Specialty Pharmaceuticals. In Specialty Pharmaceuticals, generic sales were up at a strong double-digit pace, reflecting the launch of the fentanyl patch, growth for fentanyl lozenge and a stabilization of generic pricing seen over the last several quarters. The gain in generics did not, however, offset a significant decline for branded products that resulted primarily from the inventory stocking for PENNSAID® and EXALGO® in the year-ago period. Third-quarter sales of Contrast Products were above those of the prior year, due to favorable foreign exchange. Excluding the impact of the divestiture of the U.S. nuclear pharmacies business, sales of Radiopharmaceuticals were above those of the year before, as higher generator sales more than countered lower sales of thallium and other products. Sales of Active Pharmaceutical Ingredients advanced from the year-ago level, as increased sales of acetaminophen more than offset lower narcotics and peptide sales.

For the first nine months of 2011, Pharmaceuticals sales fell 4% to $1.46 billion from $1.53 billion a year ago. The decrease was primarily due to the divestiture of the U.S. nuclear pharmacies business.

Medical Supplies third-quarter sales of $441 million rose 3% from the $427 million reported in the comparable quarter of the previous year, paced by higher sales of Medical Surgical and Nursing Care products. The Medical Surgical gain was attributable to increased sales of the new Kendall™ DL disposable lead wires, while the growth in Nursing Care was led by enteral feeding and incontinence products.

For the first nine months of 2011, sales of Medical Supplies, at $1.30 billion, were essentially unchanged from last year’s $1.29 billion.

In the third quarter of 2011, Covidien purchased approximately 4.9 million ordinary shares under its previously announced share buyback program.

During the third quarter, Covidien launched a restructuring program, designed to improve its cost structure. This program includes actions in all three segments as well as corporate. The Company expects to incur pre-tax charges of approximately $275 million as the specific actions required to execute on these initiatives are identified and approved, most of which are expected to be incurred by the end of fiscal 2014. Savings from the restructuring program are estimated at $175 million to $225 million on an annualized basis once the program is completed.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2010 revenue of $10.4 billion, Covidien has 41,000 employees worldwide in more than 65 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS

Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Todd Carpenter
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	todd.carpenter@covidien.com

CONFERENCE CALL AND WEBCAST

The Company will hold a conference call for investors today, beginning at 8:30 a.m. ET. This call can be accessed three ways:

•	At Covidien’s website: http://investor.covidien.com

•

By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is 866-713-8307. For participants outside the U.S., the dial-in number is 617-597-5307. The access code for all callers is 23664915.

•

Through an audio replay: A replay of the conference call will be available beginning at 11:30 a.m. on July 26, 2011, and ending at 5:00 p.m. on August 2, 2011. The dial-in number for U.S. participants is 888-286-8010. For participants outside the U.S., the replay dial-in number is 617-801-6888. The replay access code for all callers is 36558256.

NON-GAAP FINANCIAL MEASURES

This press release contains financial measures, including operational growth, adjusted gross margin, adjusted operating income, adjusted earnings per share, adjusted operating margin and free cash flow, which are considered “non-GAAP” financial measures under applicable Securities & Exchange Commission rules and regulations.

These non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The Company’s definition of these non-GAAP measures may differ from similarly titled measures used by others. The Company defines free cash flow as net cash provided by continuing operating activities less capital expenditures.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of Covidien’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Covidien’s business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, our ability to effectively introduce and market new products or keep pace with advances in technology, the reimbursement practices of a small number of large public and private insurers, cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations and the Foreign Corrupt Practices Act, manufacturing or supply chain problems or disruptions, rising commodity costs, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, competition, risks associated with doing business outside of the United States, foreign currency exchange rates and environmental remediation costs. These and other factors are identified and described in more detail in our Annual Report on Form 10-K for the fiscal year ended September 24, 2010, and in subsequent filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.

Covidien plc

Consolidated Statements of Income

Quarters Ended June 24, 2011 and June 25, 2010

(dollars in millions, except per share data)

	Quarter Ended	Percent of	Quarter Ended	Percent of
	June 24, 2011	Net Sales	June 25, 2010	Net Sales
Net sales	$2,926	100.0%	$2,564	100.0%
Cost of goods sold (1)	1,255	42.9	1,138	44.4

Gross profit	1,671	57.1	1,426	55.6

Selling, general and administrative expenses (1)	886	30.3	753	29.4
Research and development expenses	138	4.7	109	4.3
Restructuring charges, net	32	1.1	25	1.0

Operating income	615	21.0	539	21.0

Interest expense	(51)	(1.7)	(54)	(2.1)
Interest income	6	0.2	6	0.2
Other (expense) income, net	(12)	(0.4)	21	0.8

Income from continuing operations before income taxes	558	19.1	512	20.0

Income tax expense	26	0.9	160	6.2

Income from continuing operations	532	18.2	352	13.7

Income from discontinued operations, net of income taxes	3	0.1	12	0.5

Net income	$535	18.3	$364	14.2

Basic earnings per share:
Income from continuing operations	$1.08		$0.70
Income from discontinued operations	0.01		0.02
Net income	1.08		0.73

Diluted earnings per share:
Income from continuing operations	$1.06		$0.70
Income from discontinued operations	0.01		0.02
Net income	1.07		0.72

Weighted-average number of shares outstanding (in millions):
Basic	495		501
Diluted	500		504
(1) Amortization expense of intangible assets is included in the following income statement captions:
Cost of goods sold	$39		$25
Selling, general and administrative expenses	12		4

	$51		$29

Covidien plc

Non-GAAP Reconciliations

Quarters Ended June 24, 2011 and June 25, 2010

(dollars in millions, except per share data)

	Quarter Ended June 24, 2011
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations
GAAP	$2,926	$1,671	57.1%	$615	21.0%	$558	$532	$1.06
Adjustments:
Restructuring charges, net	—	—		32		32	24	0.05
Impact of tax sharing agreement (1)	—	—		—		18	18	0.04
Tax matters (2)	—	—		—		—	(68)	(0.14)

As adjusted	$2,926	$1,671	57.1	$647	22.1	$608	$506	1.01

	Quarter Ended June 25, 2010
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations
GAAP	$2,564	$1,426	55.6%	$539	21.0%	$512	$352	$0.70
Adjustments:
Restructuring charges	—	—		25		25	20	0.04
Transaction costs (3)	—	—		5		16	16	0.03
Impact of tax sharing agreement (1)	—	—		—		(16)	(16)	(0.03)
Tax matters (4)	—	—		—		—	55	0.11

As adjusted	$2,564	$1,426	55.6	$569	22.2	$537	$427	0.85

(1)	Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and TE Connectivity (formerly Tyco Electronics) included in other (expense) income, net.
(2)	Relates to a settlement reached with certain non-U.S. taxing authorities and, to a lesser extent, the release of certain U.S. and non-U.S. uncertain tax positions as a result of statute expirations.
(3)	Represents transaction costs associated with the acquisitions of ev3 Inc. and Somanetics Corporation, $11 million of which are included in interest expense.
(4)	Primarily consists of adjustments to legacy income tax liabilities, a portion of which are not subject to the tax sharing agreement with Tyco International and TE Connectivity.

Covidien plc

Segment and Geographical Sales

Quarters Ended June 24, 2011 and June 25, 2010

(dollars in millions)

	Quarters Ended
	June 24, 2011	June 25, 2010	Percent change	Currency impact	Operational growth (1)
Medical Devices
United States	$874	$685	28%	—%	28%
Non-U.S.	1,111	945	18	12	6

	$1,985	$1,630	22	7	15

Pharmaceuticals
United States	$322	$352	(9)%	—%	(9)%
Non-U.S.	178	155	15	10	5

	$500	$507	(1)	3	(4)

Medical Supplies
United States	$384	$376	2%	—%	2%
Non-U.S.	57	51	12	13	(1)

	$441	$427	3	1	2

Covidien plc
United States	$1,580	$1,413	12%	—%	12%
Non-U.S.	1,346	1,151	17	12	5

	$2,926	$2,564	14	5	9

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc

Select Product Line Sales

Quarters Ended June 24, 2011 and June 25, 2010

(dollars in millions)

	Quarters Ended
	June 24, 2011	June 25, 2010	Percent change	Currency impact	Operational growth (1)
Medical Devices
Endomechanical Instruments	$593	$533	11%	7%	4%
Soft Tissue Repair Products	229	209	10	7	3
Energy Devices	301	252	19	6	13
Oximetry & Monitoring Products	211	189	12	5	7
Airway & Ventilation Products	183	178	3	7	(4)
Vascular Products	368	175	110	6	104

Pharmaceuticals
Specialty Pharmaceuticals	$120	$127	(6)%	—%	(6)%
Active Pharmaceutical Ingredients	107	103	4	3	1
Contrast Products	157	150	5	5	—
Radiopharmaceuticals	116	127	(9)	3	(12)

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc

Consolidated Statements of Income

Nine Months Ended June 24, 2011 and June 25, 2010

(dollars in millions, except per share data)

	Nine Months Ended	Percent of	Nine Months Ended	Percent of
	June 24, 2011	Net Sales	June 25, 2010	Net Sales
Net sales	$8,496	100.0%	$7,759	100.0%
Cost of goods sold (1)	3,658	43.1	3,421	44.1

Gross profit	4,838	56.9	4,338	55.9

Selling, general and administrative expenses (1)	2,600	30.6	2,341	30.2
Research and development expenses	387	4.6	321	4.1
Restructuring charges, net	83	1.0	56	0.7
Shareholder settlement income	(11)	(0.1)	—	—

Operating income	1,779	20.9	1,620	20.9

Interest expense	(153)	(1.8)	(140)	(1.8)
Interest income	17	0.2	17	0.2
Other income, net	—	—	49	0.6

Income from continuing operations before income taxes	1,643	19.3	1,546	19.9

Income tax expense	220	2.6	371	4.8

Income from continuing operations	1,423	16.7	1,175	15.1

(Loss) income from discontinued operations, net of income taxes	(6)	(0.1)	14	0.2

Net income	$1,417	16.7	$1,189	15.3

Basic earnings per share:
Income from continuing operations	$2.88		$2.35
(Loss) income from discontinued operations	(0.01)		0.03
Net income	2.86		2.38

Diluted earnings per share:
Income from continuing operations	$2.85		$2.33
(Loss) income from discontinued operations	(0.01)		0.03
Net income	2.84		2.36

Weighted-average number of shares outstanding (in millions):
Basic	495		500
Diluted	499		505
(1) Amortization expense of intangible assets is included in the following income statement captions:
Cost of goods sold	$114		$73
Selling, general and administrative expenses	36		10

	$150		$83

Covidien plc

Non-GAAP Reconciliations

Nine Months Ended June 24, 2011 and June 25, 2010

(dollars in millions, except per share data)

	00000	00000	00000	00000	00000	00000	00000	00000
	Nine Months Ended June 24, 2011
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations
GAAP	$8,496	$4,838	56.9%	$1,779	20.9%	$1,643	$1,423	$2.85
Adjustments:
Inventory charges (1)	—	32		32		32	20	0.04
Restructuring charges, net	—	—		83		83	60	0.12
Shareholder settlement income (2)	—	—		(11)		(11)	(11)	(0.02)
Impact of tax sharing agreement (3)	—	—		—		18	18	0.04
Tax matters (4)	—	—		—		—	(68)	(0.14)

As adjusted	$8,496	$4,870	57.3	$1,883	22.2	$1,765	$1,442	2.89

	Nine Months Ended June 25, 2010
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations
GAAP	$7,759	$4,338	55.9%	$1,620	20.9%	$1,546	$1,175	$2.33
Adjustments:
Legal charge (5)	—	—		33		33	20	0.04
Restructuring charges	—	—		56		56	41	0.08
Transaction costs (6)	—	—		5		16	16	0.03
Impact of tax sharing agreement (3)	—	—		—		(32)	(32)	(0.06)
Tax matters (7)	—	—		—		—	62	0.12

As adjusted	$7,759	$4,338	55.9	$1,714	22.1	$1,619	$1,282	2.54

(1)	Represents charges in cost of goods sold related to ev3 inventory that had been written up to fair value upon acquisition.
(2)	Represents income related to the reversal of our portion of the remaining reserves for shareholder settlements, which have all been resolved.
(3)	Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and TE Connectivity (formerly Tyco Electronics) included in other income, net.
(4)	Relates to a settlement reached with certain non-U.S. taxing authorities and, to a lesser extent, the release of certain U.S. and non-U.S. uncertain tax positions as a result of statute expirations.
(5)	Represents a legal charge related to an anti-trust case, which is included in selling, general and administrative expenses.
(6)	Represents transaction costs associated with the acquisitions of ev3 Inc. and Somanetics Corporation, $11 million of which are included in interest expense.
(7)	Primarily consists of adjustments to legacy income tax liabilities, a portion of which are not subject to the tax sharing agreement with Tyco International and TE Connectivity.

Covidien plc

Segment and Geographical Sales

Nine Months Ended June 24, 2011 and June 25, 2010

(dollars in millions)

	Nine Months Ended
	June 24, 2011	June 25, 2010	Percent change	Currency impact	Operational growth (1)
Medical Devices
United States	$2,562	$2,035	26%	—%	26%
Non-U.S.	3,177	2,907	9	5	4

	$5,739	$4,942	16	3	13

Pharmaceuticals
United States	$956	$1,057	(10)%	—%	(10)%
Non-U.S.	504	469	7	3	4

	$1,460	$1,526	(4)	1	(5)

Medical Supplies
United States	$1,135	$1,130	—%	—%	—%
Non-U.S.	162	161	1	2	(1)

	$1,297	$1,291	—	—	—

Covidien plc
United States	$4,653	$4,222	10%	—%	10%
Non-U.S.	3,843	3,537	9	5	4

	$8,496	$7,759	9	2	7

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc

Select Product Line Sales

Nine Months Ended June 24, 2011 and June 25, 2010

(dollars in millions)

	Nine Months Ended
	June 24, 2011	June 25, 2010	Percent change	Currency impact	Operational growth (1)
Medical Devices
Endomechanical Instruments	$1,718	$1,604	7%	3%	4%
Soft Tissue Repair Products	670	641	5	3	2
Energy Devices	854	733	17	3	14
Oximetry & Monitoring Products	627	563	11	1	10
Airway & Ventilation Products	554	585	(5)	3	(8)
Vascular Products	1,033	521	98	3	95

Pharmaceuticals
Specialty Pharmaceuticals	$357	$373	(4)%	—%	(4)%
Active Pharmaceutical Ingredients	312	302	3	1	2
Contrast Products	454	437	4	2	2
Radiopharmaceuticals	337	414	(19)	—	(19)

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.